Exhibit 10.4

November 26, 2001



Michael R. Granito
Chairman
Quick-Med Technologies, Inc.
401 N.E. 25 Terrace
Boca Raton, Florida 33431

RE:   EAC/QMT Interim Financing Agreement

Dear Michael:

Further to our verbal confirmation of the interim financing proposal the following terms are agreed to:

1. EAC will provide to QMT an interim funding facility of $50,000 per month to a maximum of $500,000. This facility will commence 30 days after the filing of AAI's Post Effective Amendment No.4 and formal documentation is signed. These amounts will be paid monthly by wire transfer on the anniversary day of the initial payment and no later than 3 business days after this day. Funding will terminate on the earlier of 10 months after commencement date or successful completion of an equity financing arranged that realizes at least $2,000,000 in proceeds for QMT.

2. QMT will reflect this funding facility as a note payable to EAC will be repaid immediately with interest (along with an existing note in the amount of $150,000 plus interest) on the completion of equity funding of QMT, the full/partial sale or buyout of any of QMT's assets or QMT receiving funding from other sources. If EAC is unable to provide such funding through either the current filing or a successor plan, the note payable to EAC may be converted to multiple voting convertible preferred equity using QMT's book value at time of the loan or repaid within 3 months of the completion of the interim funding facility. The note will be guaranteed by Michael Granito, its Chairman, until converted or repaid.

3. If QMT withdraws without cause from the merger agreement with AAI or any successor agreement with EAC, including passage of time, then EAC will be entitled to reimbursement of costs and damages. If QMT withdraws with cause (SEC fraud), then EAC will not be entitled to reimbursement.

4. No QMT director, employee or consultant will compete with EAC in arranging financing for QMT during the period of this agreement or be liable for damages.

Exhibit 10.4

5. QMT will develop an effective operating budget by the inception of funding.

6. EAC will manage and control the filing process and QMT will make all appropriate efforts to assist in the immediate filing of Post Effective Amendment No. 4 by 12/07/01.

The above terms should truly reflect our agreement in principle and look forward to completing the filing and commencing with the funding thereafter.

Signed



Michael R. Granito
Chairman of the Board
Quick-Med Technologies, Inc.



Signed



Reginald A. Gilmour
Managing Partner
Euro Atlantic Capital Corp.